Exhibit 99.1

XERIS BIOPHARMA REPORTS THIRD QUARTER 2024 FINANCIAL RESULTS

Achieved record total revenue of $54.3M including record product revenue of $52.9M
Product revenue increased 27% versus prior year and 14% over the prior quarter
Ended Q3 with $69.4M in cash, cash equivalents and short-term investments
Raises full-year guidance of total net revenue to $198M-$202M and tightens year-end cash to $68M-$72M

Hosting conference call and webcast today at 8:30 a.m. ET

CHICAGO, IL; November 8, 2024 – Xeris Biopharma Holdings, Inc. (Nasdaq: XERS), a fast-growing biopharmaceutical company committed to improving patient lives by developing and commercializing innovative products across a range of therapies, today announced financial results for the third quarter and nine months ended September 30, 2024.

“We are proud to report our record-breaking quarter with total revenue of our $54 million led by strong demand of Recorlev® and Gvoke®. Our product revenue growth of 27% marks the 12th consecutive quarter of over 20% growth," said John Shannon, CEO of Xeris. "We have made investments in areas that drive growth, notably Recorlev®, and we are seeing the benefits of those investments. Given our exceptional year-to-date performance, we are raising our revenue guidance to $198-$202 million from the previous $190-$200 million. Looking ahead, our focus remains on continuing to drive greater than 20% product revenue growth and advancing our robust pipeline - namely our Phase 3 ready, XP-8121."

“While delivering exceptional revenue growth, we held our total operating expenses relatively flat to last quarter when you exclude non-routine charges,” said Steven Pieper, CFO of Xeris. “We will continue to drive robust revenue growth, maintain our strong margin profile, and diligently manage expenses, which gives us confidence that the business is financially sound and does not require any dilutive financing to fund our growth.”

Third Quarter 2024 Highlights

	Three Months Ended September 30,		Change
	2024	2023	$	%
Product revenue (in thousands):
Gvoke	$22,942	$17,735	$5,207	29.4
Recorlev	17,726	8,097	9,629	118.9
Keveyis	12,193	15,865	(3,672)	(23.1)
Product revenue, net	52,861	41,697	11,164	26.8
Royalty, contract and other revenue	1,407	6,623	(5,216)	(78.8)
Total revenue	$54,268	$48,320	$5,948	12.3

Commercial Products
•Gvoke®: Third quarter net revenue was $22.9 million as compared to $17.7 million in the third quarter of 2023 – an increase of approximately 29%. Gvoke prescriptions topped 70,000 for the first time, growing 20% compared to the same period in 2023. Gvoke’s share of the retail TRx glucagon market grew to approximately 36% at the end of October.
•Recorlev®: Third quarter net revenue was $17.7 million – an increase of 119% compared to the third quarter of 2023. This growth was driven by the average number of patients on Recorlev increasing 125% from the same period in 2023. On a sequential basis, Recorlev net revenue increased 33% versus prior quarter.
•Keveyis®: Third quarter net revenue was $12.2 million as compared to $15.9 million in the third quarter of 2023 - a decrease of approximately 23% driven by a reduction in patients on therapy. On a sequential basis, net revenue decreased 7% due to pharmacy reimbursement changes.

Year-to-Date 2024 Financial Results

	Nine Months Ended September 30,		Change
	2024	2023	$	%
Product revenue (in thousands):
Gvoke	$59,567	$48,406	$11,161	23.1
Recorlev	41,663	19,741	21,922	111.0
Keveyis	38,406	42,708	(4,302)	(10.1)
Product revenue, net	139,636	110,855	28,781	26.0
Royalty, contract and other revenue	3,335	8,669	(5,334)	(61.5)
Total revenue	$142,971	$119,524	$23,447	19.6

•Gvoke®: Net revenue was $59.6 million for the nine months ended September 30, 2024, a 23% increase compared to prior year. Gvoke prescriptions for the nine months were approximately 194,000, growing approximately 24% compared to the same period in 2023.
•Recorlev®: Net revenue was $41.7 million for the nine months ended September 30, 2024, a 111% increase from last year, driven by an increase in the number of patients on therapy.
•Keveyis®: Net revenue was $38.4 million for the nine months ended September 30, 2024, a 10% decrease from last year due to a reduction in patients on therapy.
Cost of goods sold increased $5.4 million and $6.3 million for the three and nine months ended September 30, 2024 compared to the same periods ended September 30, 2023. These increases were primarily due to a $3.6 million write-off of Gvoke components resulting from manufacturing process changes required to support ongoing Gvoke capacity expansion efforts.
Research and development (R&D) expenses increased slightly by $0.9 million and $3.5 million for the three and nine months ended September 30, 2024 compared to the same periods ended September 30, 2023. R&D increased primarily due to higher spending for pipeline and personnel related expenses.
Selling, general and administrative (SG&A) expenses increased by $7.7 million and $14.8 million for the three and nine months ended September 30, 2024 compared to the same periods ended September 30, 2023, primarily due to the costs associated with the CEO succession plan and related restructuring ($6.1 million) as well as higher costs related to the Recorlev expansions, partially offset by lower external spending.
Net Loss for the three months ended September 30, 2024, was $15.7 million, or ($0.11) per share, and $49.7 million, or ($0.34) per share, for the nine months ended September 30, 2024. Excluding the impact of the CEO succession plan and related restructuring costs of $6.1 million, earnings per share was ($0.06) for the quarter or ($0.30) for the year-to-date.

Cash, cash equivalents, and short-term investments at September 30, 2024 was $69.4 million, compared to $72.5 million at December 31, 2023. Total shares outstanding at October 31, 2024 was 149,081,461.

Conference Call and Webcast Details
Xeris will host a conference call and webcast today at 8:30 a.m. Eastern Time to discuss the Company’s financial and operational results.

To pre-register for the call, please go to the following link: https://www.netroadshow.com/events/login?show=6c5018a9&confId=72180 After registering, a confirmation email will be sent, including dial-in details and a unique code for entry. The Company recommends registering a minimum of ten minutes prior to the start of the call. Following the conference call, a replay will be available until Friday, November 22, 2024 at US:1 929 458 6194, US Toll Free: 1 866 813 9403, UK: 0204 525 0658, Canada: 1 226 828 7578, or all other locations: +44 204 525 0658 Access Code: 906920

To join the webcast, please visit “Events” on investor relations page of the Company’s website at www.xerispharma.com or use this link: https://events.q4inc.com/attendee/232807470

About Xeris
Xeris (Nasdaq: XERS) is a growth-oriented biopharmaceutical company committed to improving patient lives by developing and commercializing innovative products across a range of therapies. Xeris has three commercially available products; Gvoke®, a ready-to-use liquid glucagon for the treatment of severe hypoglycemia, Keveyis®, a proven therapy for primary periodic paralysis, and Recorlev® for the treatment of endogenous Cushing’s syndrome. Xeris also has a robust pipeline of development programs to extend the current marketed products into important new indications and uses and bring new products forward using its proprietary formulation technology platforms, XeriSol® and XeriJect®, supporting long-term product development and commercial success.

Xeris Biopharma Holdings is headquartered in Chicago, IL. For more information, visit www.xerispharma.com, or follow us on X, LinkedIn, or Instagram.

Forward-Looking Statements
Any statements in this press release other than statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, statements about future expectations, plans and prospects for Xeris Biopharma Holdings, Inc. including statements regarding the financial outlook for 2024, projections regarding year-end 2024 cash estimates and total revenue, the potential for growth of revenue, the market and therapeutic potential of its products and product candidates, the potential utility of its formulation platforms, the advancement of its pipeline (including XP-8121), and other statements containing the words “will,” “would,” “continue,” “expect,” “should,” “anticipate” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions and assessments made in light of Xeris’ experience and perception of historical trends, current conditions, business strategies, operating environment, future developments, geopolitical factors and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The various factors that could cause Xeris’ actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements, include, but are not limited to, its financial position and need for financing, including to fund its product development programs or commercialization efforts, whether its products will achieve and maintain market acceptance in a competitive business environment, its reliance on third-party suppliers, including single-source suppliers, its reliance on third parties to conduct clinical trials, the ability of its product candidates to compete successfully with existing and new drugs, and its and collaborators’ ability to protect its intellectual property and proprietary technology. No assurance can be given that such expectations will be realized and persons reading this communication are, therefore, cautioned not to place undue reliance on these forward-looking statements. Additional risks and information about potential impacts of financial, operational, economic, competitive, regulatory, governmental, technological, and other factors that may affect Xeris can be found in Xeris’ filings, including its most recently filed Quarterly Report on Form 10-Q filed with the Securities and Exchange

Commission, the contents of which are not incorporated by reference into, nor do they form part of, this communication. Forward-looking statements in this communication are based on information available to us, as of the date of this communication and, while we believe our assumptions are reasonable, actual results may differ materially. Subject to any obligations under applicable law, we do not undertake any obligation to update any forward-looking statement whether as a result of new information, future developments or otherwise, or to conform any forward-looking statement to actual results, future events, or to changes in expectations.

Investor Contact
Allison Wey
Senior Vice President, Investor Relations and Corporate Communications
awey@xerispharma.com
312-736-1237

XERIS BIOPHARMA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Product revenue, net	$52,861	$41,697	$139,636	$110,855
Royalty, contract and other revenue	1,407	6,623	3,335	8,669
Total revenue	54,268	48,320	142,971	119,524
Costs and expenses:
Cost of goods sold	13,593	8,201	27,354	21,075
Research and development	5,888	5,034	19,468	15,959
Selling, general and administrative	44,969	37,287	123,342	108,527
Amortization of intangible assets	2,711	2,711	8,132	8,132
Total costs and expenses	67,161	53,233	178,296	153,693
Loss from operations	(12,893)	(4,913)	(35,325)	(34,169)
Other expense	(6,169)	(7,614)	(16,666)	(15,709)
Net loss before benefit from income taxes	(19,062)	(12,527)	(51,991)	(49,878)
Income tax benefit	3,324	338	2,268	1,013
Net loss	$(15,738)	$(12,189)	$(49,723)	$(48,865)

Net loss per common share - basic and diluted	$(0.11)	$(0.09)	$(0.34)	$(0.36)

Weighted average common shares outstanding - basic and diluted	148,993,823	138,059,781	145,962,198	137,523,202

XERIS BIOPHARMA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2024	December 31, 2023
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$59,232	$67,449
Short-term investments	10,170	5,002
Trade accounts receivable, net	41,138	39,197
Inventory	45,119	38,838
Prepaid expenses and other current assets	7,140	5,778
Total current assets	162,799	156,264
Property and equipment, net	5,613	5,971
Intangible assets, net	101,632	109,764
Goodwill	22,859	22,859
Operating lease right-of-use assets	22,758	23,204
Other assets	5,443	4,540
Total assets	$321,104	$322,602
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,451	$11,565
Current portion of long-term debt	15,057	—
Current operating lease liabilities	6,042	3,495
Other accrued liabilities	23,543	23,510
Accrued trade discounts and rebates	20,519	22,149
Accrued returns reserve	17,723	14,198
Current portion of contingent value rights	—	19,109
Other current liabilities	678	1,167
Total current liabilities	91,013	95,193
Long-term debt, net of unamortized debt issuance costs	216,227	190,932
Non-current contingent value rights	—	1,379
Non-current operating lease liabilities	33,639	34,764
Deferred tax liabilities	—	2,268
Other liabilities	8,548	4,848
Total liabilities	349,427	329,384
Total stockholders’ equity (deficit)	(28,323)	(6,782)
Total liabilities and stockholders’ equity (deficit)	$321,104	$322,602